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                                                                Exhibit 11.1

                       DIGITAL GENERATIONS SYSTEMS, INC.
                 STATEMENTS OF COMPUTATION OF WEIGHTED AVERAGE
                                 COMMON SHARES
                 (in thousands, except for per share amounts)

                                       Year Ended    Year Ended    Year Ended
                                      December 31,  December 31,  December 31,
                                          1999          1998          1997
                                      ----------------------------------------

Net Loss                              $    (8,763)  $   (30,237)  $   (14,775)
                                      ========================================
Weighted Average common shares
  outstanding                              26,653        16,272        11,893
                                      ========================================
Basic and diluted net loss per
  common share (1)                    $     (0.33)  $     (1.97)  $     (2.52)
                                      ========================================

(1) For the year ended December 31, 1998, the net loss per share was computed as a net loss of $30,237,000 plus $1,764,000 relating to the preferred stock deemed dividend divided by the weighted average common shares outstanding.

    For the year ended December 31, 1997, the net loss per share was computed as net loss of $14,775,000 plus $15,161,000 relating to the preferred stock deemed divided by the weighted average common shares outstanding.
  (See Note 8 to the Consolidated Financial Statements)